Exhibit 99.1
                        NEWS RELEASE

LivaNova Announces Board Appointment and
Board Leadership Changes

London, December 7, 2020 – LivaNova PLC (NASDAQ:LIVN), a market-leading medical technology and innovation company, today announced a series of enhancements to the Company’s governance.
Todd Schermerhorn has been appointed to the Board of Directors, effective December 3. Schermerhorn has 35 years of experience in global healthcare, including 27 years at C.R. Bard Inc. where he held various positions of increasing responsibility on the finance team, which culminated with his nine-year tenure as Chief Financial Officer. He was a Director of Thoratec Corporation and The Spectranetics Corporation, and currently serves on the Boards of Metabolon Inc. and The Travelers Companies Inc., where he is the Independent Lead Director and chairs its Risk Committee.
In addition, Hugh Morrison has decided not to stand for re-election at the LivaNova 2021 Annual General Meeting of Shareholders (2021 AGM) and will retire after five years of service on the Board, and nine years of service on the Board of Cyberonics, Inc. prior to the merger with Sorin S.p.A. to form LivaNova. Upon Morrison’s retirement, Schermerhorn will become Chair of the Audit and Compliance Committee.
“Todd is a highly respected leader within the medical technology and healthcare fields. His deep financial knowledge specific to medical devices will enable him to be an immediate contributor and will enrich our Board,” said Dr. Sharon O’Kane, Nominating and Corporate Governance Committee Chair. “On behalf of the Board, I welcome Todd and look forward to him sharing his insight, expertise and financial acumen in his capacity as Audit and Compliance Committee Chair.”
Daniel J. Moore, LivaNova Chair of the Board said, “I feel very honored to have worked so closely with Hugh for the last five years as we have seen LivaNova grow into the medical device leader that it is today. The guidance, counsel and dedication that Hugh brought to the Board and our team at LivaNova was unparalleled. We all wish Hugh the best as he moves on to his next endeavor.”
The Company also announced that Moore will rotate from the role of Board Chair, effective as of the 2021 AGM. Moore will remain a Director. William Kozy, who currently serves on the Nominating and Corporate Governance Committee, will succeed Moore as Chair at that time. Kozy joined the LivaNova Board in 2018 and also serves on the Board of Cooper Companies, Inc. He previously served as Executive Vice President and Chief Operating Officer of Becton, Dickinson and Company, a global medical technology company, until his retirement in 2016.
In addition, LivaNova announced that Dr. Arthur L. Rosenthal will rotate from the role of Chair of the Compensation Committee, following the 2021 AGM. Rosenthal will remain a Director. Stacy Enxing Seng, who currently serves on the Compensation Committee, will assume the Chair role at that time. Enxing Seng joined the Board in 2019 and is also a Director of Sonova Holding AG and Hillrom Holdings Inc. She serves as a Venture Partner with Lightstone Ventures, a venture capital group focused on medical technology and biotechnology-related investments.
These Board leadership changes are pursuant to recently revised provisions in the Company’s Corporate Governance Guidelines, which provide that the Board will consider rotation of the Chair of the Board and Committee Chairs after a Chair has served for approximately five successive years and after balancing the benefits of rotation against the benefits of continuity, experience and expense.
Moore said, “The actions we announced today were driven by our Nominating and Corporate Governance committee and underscore our commitment to leading corporate governance and helping to further enhance the Board's independent oversight. Bill has been a strong voice in the boardroom over the past two years and we look forward to continuing to benefit from his expertise as Chair. The LivaNova Board remains committed to taking actions to enhance our governance program and position the Board to achieve its objective of maximizing value for shareholders.”
About LivaNova
LivaNova PLC is a global medical technology company built on nearly five decades of experience and a relentless commitment to improve the lives of patients around the world. LivaNova’s advanced technologies and breakthrough treatments provide meaningful solutions for the benefit of patients, healthcare professionals and healthcare systems. Headquartered in London, LivaNova has a presence in more than 100 countries worldwide. For more information, please visit www.livanova.com.

Safe Harbor Statement
This news release contains “forward-looking statements” concerning our goals, beliefs, expectations, strategies, objectives, plans and underlying assumptions and other statements that are not necessarily based on historical facts. These statements include, but are not limited to, statements regarding enhancements to the Company’s governance. Actual results may differ materially from those indicated in our forward-looking statements as a result of various factors, including those factors set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019, as supplemented by any risk factors contained in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.
LivaNova PLC Investor Relations and Media Contacts
Melissa Farina, +1 (281) 228-7262
VP, Investor Relations
InvestorRelations@livanova.com

Deanna Wilke, +1 (281) 727-2764
VP, Corporate Communications
Corporate.Communications@livanova.com

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